Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Expands Share Repurchase Plan

Existing repurchase plan amended to authorize the repurchase of an aggregate of $30.0 million of its common stock

BOSTON, MA February 11, 2016 – The Board of Directors of NewStar Financial Inc. (Nasdaq: NEWS) has authorized an increase to NewStar’s existing stock repurchase program, which was originally authorized by the board in October 2015.

The existing plan authorized the repurchase of up to $5.0 million of NewStar’s common stock from time to time in open market or privately negotiated transactions, of which approximately $4.9 million remains available for repurchase. The plan was increased to approve the repurchase of up to an aggregate of up to $30.0 million of NewStar’s common stock (inclusive of the amount remaining under the existing plan).

The timing and amount of any shares purchased under the repurchase plan will be determined by the NewStar’s management based on its evaluation of market conditions and other factors. The repurchase plan, as amended, will expire on December 31, 2016 unless extended by the Board and may be suspended or discontinued at any time without notice.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (Nasdaq: NEWS) is an internally-managed commercial finance company with specialized direct lending platforms that provide flexible debt financing options to companies and private equity firms in the middle market with proceeds typically used to fund acquisitions, working capital, growth strategies, and recapitalizations, as well as, equipment purchases. The company originates credit investments directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. It also offers investment opportunities for qualified institutions to invest in managed credit funds that co-invest in middle market loans that it originates. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Chicago IL, Dallas TX, Darien CT, New York, NY, Portland OR, and San Francisco CA.

Forward-Looking Statements:

This press release contains forward-looking statements, including statements regarding the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the market price of the company’s stock prevailing from time to time, the company’s cash flows from operations, corporate developments and general economic conditions. Additional information about the factors that may affect NewStar’s operations is set forth in Item 1A, “Risk Factors” in its Annual Report on form 10 K for the year ended December 31, 2014, as amended, and as supplemented by any Risk Factors contained in its Quarterly Reports on Form 10–Q.

Contact:

NewStar Financial, Inc.

Robert K. Brown

617.848.2558

rbrown@newstarfin.com